PROSPECTUS SUPPLEMENT DATED MARCH 8, 2002
(TO PROSPECTUS DATED MAY 23, 2001)

Filed pursuant to Rule 424(b)(3) and (c)
Commission File No. 333-60390

Leap Wireless International, Inc.

373,367 Shares of Common Stock

__________

     This prospectus supplement supplements the prospectus, dated May 23, 2001, of Leap Wireless International, Inc. relating to the offer and sale by the selling security holders identified in the prospectus of up to 373,367 shares of Leap Wireless International, Inc. common stock. The shares offered by the prospectus were originally issued by us to the selling security holders in connection with an agreement and plan of merger among us, one of our wholly-owned subsidiaries and Backwire.com, Inc. This prospectus supplement should be read in conjunction with the prospectus, and this prospectus supplement is qualified by reference to the prospectus, except to the extent that information contained herein supersedes the information contained in the prospectus.

SELLING SECURITY HOLDERS

     Recently, Val e-Investments, L.P. distributed the 7,918 shares of Leap common stock it owned to its limited partners, which distributees were not specifically named in the prospectus. The following table sets forth information with respect to the shares owned by these stockholders of Leap who were not specifically identified in the prospectus as selling security holders and updates the footnote information for RRR Financial, Inc. and S.A.C. Capital Associates, LLC. Under the rules of the Securities and Exchange Commission, beneficial ownership includes shares over which the indicated beneficial owner exercises voting and/or investment power or has the right to acquire voting and/or investment power within 60 days. The information regarding shares beneficially owned after the offering assumes the sale of all shares offered by the selling security holders. The table of selling security holders in the prospectus is hereby amended to include the following selling security holders and update the footnote information for RRR Financial, Inc. and SAC Capital Associates, LLC:

	Number of Shares		Shares Beneficially Owned
	Beneficially Owned		After Offering
	Prior to the	Number of Shares
Name	Offering	Being Offered	Number	Percentage

John J. Pendray	1,006	1,006	—	—
Raymond W. Scott	135	135	—	—
RRR Financial, Inc.(1)	41	41	—	—
S.A.C. Capital Associates, LLC(2)	9,042	9,042	—	—
Val e-Investments, LLC(3)	78	78	—	—
Vanguard Atlantic Ltd.(4)	6,699	6,699	—	—

(1)	Robert R. Rhinehart is the president of the selling security holder and has voting and investment power with respect to these shares.

(2)	S.A.C. Capital Advisors, LLC and S.A.C. Capital Management, LLC, the investment advisors to S.A.C. Capital Associates, LLC, each share all investment and voting power with respect to the shares of common stock that S.A.C. Capital Associates, LLC is offering in this prospectus. Mr. Steven A. Cohen controls S.A.C. Capital Advisors, LLC and S.A.C. Capital Management, LLC.

(3)	Jan Rumberger, manager, has voting and investment power with respect to these shares.

(4)	Officers of the selling security holder acting under board resolution have voting and investment power with respect to these shares.